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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

      Kraft, Berger, Grill, Schwartz, Cohen & March LLP consents to the reference to the firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of NGAS Resources, Inc. (formerly, Daugherty Resources, Inc.) for the registration of up to 3,000,487 shares of its Common Stock and to the incorporation by reference therein of our report on the consolidated financial statements of the Company dated March 16, 2004 included in its Annual Report on Form 10-KSB for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.

            By: /s/ KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
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               KRAFT, BERGER, GRILL, SCHWARTZ , COHEN & MARCH LLP

Toronto, Ontario
October 12, 2004